CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We hereby consent to the incorporation by reference in the registration statements on Form S-8 (Nos. 333-216888, 333-197641 and 333-188664) of Westbury Bancorp, Inc. of our report dated December 4, 2017, with respect to the consolidated balance sheet as of September 30, 2017, and the related consolidated statements of operations, comprehensive income, changes in stockholders’ equity, and cash flows for the year ended September 30, 2017, which report appears in this annual report on Form 10-K of Westbury Bancorp Inc. for the year ended September 30, 2017.

/s/ CliftonLarsonAllen LLP
Milwaukee, Wisconsin
December 4, 2017